UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INVENSENSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

105 Madison Avenue, New York, NY, 10016

Tel: 212-929-5500                Fax: 212-929-0308

Email: proxy@mackenziepartners.com

                Please Contact MacKenzie Partners Today

                        To Vote Your InvenSense Shares!

May 8, 2017

Dear InvenSense Stockholder:

The Special Meeting of Stockholders of InvenSense, Inc., scheduled to be held on

May 17, 2017, is now less than two weeks away. We at MacKenzie Partners are contacting you as InvenSense’s proxy solicitor. We have been engaged to assist in gathering the votes for this very important Special Meeting at which you will be asked to vote upon, among other matters, the proposed merger with TDK.

In order for you to receive the merger consideration of $13.00 in cash for each share that you own, we need your vote. If you do not vote, it will have the same effect as a vote against the merger. No matter how many shares you hold, your vote is very important. We encourage you to have your voice heard in this important decision regarding your investment.

We are standing by to assist you in quickly and easily voting your shares by phone today, please contact MacKenzie Partners at + 1-212-929-5500 (call collect) or toll-free at 1-800-322-2885 (in North America.).

You may also send your voting instructions via email.to: proxy@mackenziepartners.com

To have your shares voted FOR the merger, you may use the following email language:

Please let this email serve as my authorization to vote my shares of InvenSense, Inc. common stock as follows:

1.	FOR the Plan of Merger

2.	FOR the Merger-related Compensation Proposal

3.	FOR the Adjournment of Meeting

The shares are registered in the name of

(Please provide the full name and address that the account is registered under.)

Voting will only take a few minutes of your time, but can help save InvenSense the additional expense of further outreach.

Sincerely,

MacKenzie Partners, Inc.

Call Collect at +1-212-929-5500 or

Toll-Free (in North America) at 1-800-322-2885